Exhibit 10.20

[FORM OF STANDARD NONQUALIFIED STOCK OPTION AGREEMENT]

CELL THERAPEUTICS, INC.

NOVUSPHARMA S.p.A. STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Grant #

Cell Therapeutics, Inc. (the “Company”) hereby grants you,              (the “Employee”), a nonqualified stock option under the Company’s Novuspharma S.p.A. Stock Option Plan (the “Plan”), to purchase shares of common stock of the Company (“Shares”). The date of this Agreement is              (the “Grant Date”). In general, the latest date this option will expire is              (the “Expiration Date”). However, as provided in Appendix A (attached hereto), this option may expire earlier than the Expiration Date. Subject to the provisions of Appendix A and of the Plan, the principal features of this option are as follows:

Maximum Number of Shares Purchasable with this Option:

Purchase Price per Share: $

Scheduled Vesting Dates:	Number of Shares:

Vesting Commencement Date

One year following the Vesting
Commencement Date (the “First Anniversary”)

Each month following the First Anniversary

Event Triggering Termination of Option:	Maximum Time to Exercise After Triggering Event*:
Termination of Service within 1 year of Vesting Commencement Date	None
Termination of Service due to Disability	None
Termination of Service due to death	1 year
All other Terminations of Service	None

* However, in no event may this option be exercised after the Expiration Date.

Your signature below indicates your agreement and understanding that this option is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and termination of this option is contained in Paragraphs 3 through 5 of Appendix A. ACCORDINGLY, PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS OPTION.

CELL THERAPUETICS, INC.	EMPLOYEE

By
Title:

APPENDIX A

TERMS AND CONDITIONS OF NONQUALIFIED STOCK OPTION

1. Grant of Option. The Company hereby grants to the Employee under the Plan, as a separate incentive in connection with his or her employment and not in lieu of any salary or other compensation for his or her services, a nonqualified stock option to purchase, on the terms and conditions set forth in this Agreement and the Plan, all or any part of an aggregate of the maximum number of Shares set forth on the first page of this Agreement.

2. Exercise Price. The purchase price per Share for this option (the “Exercise Price”) shall be equal to the per Share price set forth on the first page of this Agreement.

3. Vesting Schedule. Except as otherwise provided in this Agreement, the right to exercise this option will vest according to the vesting schedule set forth on the attached Nonqualified Stock Option Agreement, until the right to exercise this option shall have vested with respect to one hundred percent (100%) of such Shares. Shares scheduled to vest on any such date actually will vest only if the Employee has not incurred a Termination of Service prior to such date.

4. Termination of Option. In the event of the Employee’s Termination of Service for any reason other than death, the Employee may, on or before the date of such Termination of Service, or prior to the Expiration Date, whichever shall first occur, exercise any vested but unexercised portion of this option.

5. Death of Employee. In the event that the Employee dies while in the employ of the Company and/or an Affiliate, the Employee’s designated beneficiary, or if no beneficiary survives the Employee, the administrator or executor of the Employee’s estate, may, within one (1) year after the date of death, exercise any vested but unexercised portion of the option. Any such transferee must furnish the Company (a) written notice of his or her status as a transferee, (b) evidence satisfactory to the Company to establish the validity of the transfer of this option and compliance with any laws or regulations pertaining to such transfer, and (c) written acceptance of the terms and conditions of this option as set forth in this Agreement.

6. Persons Eligible to Exercise Option. Except as provided in Paragraph 5 above or as otherwise determined by the Committee in its discretion, this option shall be exercisable during the Employee’s lifetime only by the Employee.

7. Option is Not Transferable. Except as otherwise expressly provided herein, this option and the rights and privileges conferred hereby may not be transferred, pledged, assigned or otherwise hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, pledge, assign, hypothecate or otherwise dispose of this option, or of any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this option and the rights and privileges conferred hereby immediately shall become null and void.

8. Exercise of Option. This option may be exercised by the person then entitled to do so as to any Shares which may then be purchased (a) by giving notice of exercise in such form or manner as the Company may designate, (b) providing full payment of the Exercise Price (and the amount of any income and employment tax the Company determines is required to be withheld by reason of the exercise of this option or as is otherwise required under Paragraph 10 below and any applicable fees), and (c) giving satisfactory assurances in the form or manner requested by the Company that the shares to be purchased upon the exercise of this option are being purchased for investment and not with a view to the distribution thereof. Exercise of this option, other than through a stock broker-assisted transaction, will be permitted only during the regular business hours of the Company in Seattle, Washington. Notwithstanding any contrary provision of this Agreement, if the expiration date of this option falls on a Saturday, Sunday or holiday, the Employee may exercise any vested but unexercised portion of this option at any time prior to the close of business on the first business day following that Saturday, Sunday or holiday. In

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addition, if the option is to be exercised through a stock broker-assisted transaction, the option must be exercised while the applicable stock market is open for trading and before the option otherwise expires.

9. Conditions to Exercise. Except as provided in Paragraph 8 above or as otherwise required as a matter of law, the Exercise Price for this option may be made in one (1) (or a combination of two (2) or more) of the following forms:

(a) Personal check, a cashier’s check or a money order.

(b) Irrevocable directions to a securities broker approved by the Company to sell all or part of the option shares and to deliver to the Company from the sale proceeds an amount sufficient to pay the Exercise Price and any required withholding taxes. (The balance of the sale proceeds, if any, will be delivered to Employee.)

(c) In another form permitted by the Committee in accordance with the terms of the Plan.

10. Tax Withholding and Payment Obligations. The Company will assess its requirements regarding tax, social insurance and any other payroll tax withholding and reporting in connection with this option, including the grant, vesting or exercise of this option or sale of shares acquired pursuant to the exercise of this option (“tax-related items”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s actions in this regard, the Employee hereby acknowledges and agrees that the ultimate liability for any and all tax-related items is and remains his or her responsibility and liability and that the Company (1) makes no representations or undertaking regarding treatment of any tax-related items in connection with any aspect of this option grant, including the grant, vesting or exercise of this option and the subsequent sale of shares acquired pursuant to the exercise of this option; and (2) does not commit to structure the terms of the grant or any aspect of this option to reduce or eliminate the Employee’s liability regarding tax-related items. In the event the Company determines that it and/or an Affiliate must withhold any tax-related items as a result of the Employee’s participation in the Plan, the Employee agrees as a condition of the grant of this option to make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Employee authorizes the Company and/or an Affiliate to withhold all applicable withholding taxes from the Employee’s wages. Furthermore, the Employee agrees to pay the Company and/or an Affiliate any amount of taxes the Company and/or an Affiliate may be required to withhold as a result of the Employee’s participation in the Plan that cannot be satisfied by deduction from the Employee’s wages or other cash compensation paid to the Employee by the Company and/or an Affiliate. The Employee acknowledges that he or she may not exercise this option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied.

11. Suspension of Exercisability. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority, is necessary or desirable as a condition of the purchase of Shares hereunder, this option may not be exercised, in whole or in part, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company. The Company shall make reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

12. No Rights of Stockholder. Neither the Employee (nor any transferee) shall be or have any of the rights or privileges of a stockholder of the Company in respect of any of the Shares issuable pursuant to the exercise of this option, unless and until certificates representing such Shares shall have been issued, recorded on the records of the Company or its transfer agents or registrars and delivered to the Employee (or transferee).

13. No Effect on Employment. The Employee’s employment with the Company and its Affiliates is on an at-will basis only, subject to the provisions of applicable law. Accordingly, subject to any written, express employment contract with the Employee, nothing in this Agreement or the Plan shall confer upon the Employee any right to continue to be employed by the Company or any Affiliate or shall interfere with or restrict in any way the rights of the Company or the Affiliate, which are hereby expressly reserved, to terminate the

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employment of the Employee at any time for any reason whatsoever, with or without good cause. Such reservation of rights can be modified only in an express written contract executed by a duly authorized officer of the Company or the Affiliate employing the Employee. For purposes of this Agreement, the transfer of employment of the Employee between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Service. In addition, a leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company, or the Affiliate employing the Employee, as the case may be, shall not be deemed a Termination of Service for the purposes of this Agreement. No leave of absence may exceed ninety days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.

14. Address for Notices. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company, in care of its Secretary, at 501 Elliott Avenue West, Suite 400, Seattle, WA 98119, or at such other address as the Company may hereafter designate in writing.

15. Maximum Term of Option. Notwithstanding any other provision of this Agreement, this option is not exercisable after the Expiration Date.

16. Binding Agreement. Subject to the limitation on the transferability of this option contained herein, this Agreement shall be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

17. Plan Governs. This Agreement is subject to all of the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan shall govern. Capitalized terms and phrases used and not defined in this Agreement shall have the meaning set forth in the Plan. This option is not an incentive stock option as defined in Section 422 of the Internal Revenue Code. The Company may, in its discretion; issue newly issued shares or treasury shares pursuant to this option.

18. Committee Authority. The Committee shall have all discretion, power, and authority to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Employee, the Company and all other interested persons, and shall be given the maximum deference permitted by law. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Captions. The captions provided herein are for convenience only and are not to serve as a basis for the interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement shall be held invalid or unenforceable, such provision shall be severable from, and such invalidity or unenforceability shall not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not executing this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Except as otherwise provided herein, modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company.

22. Amendment, Suspension, Termination. By accepting this option, the Employee expressly warrants that he or she has received an option to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.

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23. Data Privacy. By accepting this Option Agreement, the Employee consents to the collection, use, and transfer of personal data as described in this paragraph to the full extent permitted by and in full compliance with applicable law. The Employee understands that the Company and its Affiliates hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number, salary, nationality, job title, any Shares or directorships held in the Company, and details of all options or other entitlement to Shares awarded, canceled, exercised, vested, unvested, or outstanding in the Employee’s favor, for the purpose of managing and administering the Plan (“Data”). The Employee further understands that the Company and/or its Affiliates will transfer Data among themselves as necessary for the purposes of implementation, administration, and management of the Employee’s participation in the Plan, and that the Company and/or its Affiliates may each further transfer Data to any third parties assisting the Company in the implementation, administration, and management of the Plan (“Data Recipients”). The Employee understands that these Data Recipients may be located in the Employee’s country of residence or elsewhere, such as the United States. The Employee authorizes the Data Recipients to receive, possess, use, retain, and transfer Data in electronic or other form, for the purposes of implementing, administering, and managing the Employee’s participation in the Plan, including any transfer of such Data, as may be required for the administration of the Plan and/or the subsequent holding of Shares on the Employee’s behalf, to a broker or third party with whom the Shares acquired on exercise may be deposited. The Employee understands that the he or she may, at any time, review the Data, request that any necessary amendments be made to it, or withdraw his or her consent herein in writing by contacting the Company. The Employee further understands that withdrawing consent may affect the Employee’s ability to participate in the Plan.

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